Exhibit 1

RECENT DEVELOPMENTS

The information in this section replaces and supplements the information about Mexico corresponding to the headings below that is contained in Exhibit D to the 2024 Form 18-K. To the extent that the information included in this section differs from the information set forth in the 2024 Form 18-K, you should rely on the information in this section.

CERTAIN FINANCING AND SUPPORT TRANSACTIONS

The Mexican Government is implementing a series of measures to provide support to PEMEX in the management and improvement of its balance sheet. In particular, acting through the Ministry of Finance and Public Credit, the Mexican Government executed, as sponsor, an offering of pre-capitalized securities redeemable August 17, 2030 (the “P-Caps”) by a Luxembourg special purpose vehicle, Eagle Funding LuxCo S.à r.l. (“Eagle Funding”), a private limited liability company (société à responsabilité limitée) organized and existing under the laws of the Grand Duchy of Luxembourg, acting in respect of its compartment “EFL Compartment I” (“EFL I”). All registered shares of Eagle Funding are owned by the Eagle Funding LuxCo Stichting, a foundation under Dutch law (Stichting), and EFL I is managed by a board of managers, comprised of three managers, each of whom is entitled to receive a fee and payment of reimbursable expenses for its services to EFL I.

The offering of P-Caps amounting to $12,000,000,000 in aggregate face amount priced on July 28, 2025, and settled on August 14, 2025, and resulted in gross proceeds amounting to $11,969,760,000. Such proceeds were used by EFL I to purchase eligible assets in the form of U.S. Treasury Securities and/or principal and interest strips of U.S. Treasury Securities (collectively, the “Eligible Assets”). The P-Caps were sold (i) outside the United States, to non-U.S. persons (as such term is defined in Regulation S under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (“Regulation S”)) and (ii) within the United States to U.S. persons (as such term is defined in Regulation S), to qualified institutional buyers (as defined in Rule 144A under the Securities Act) that are also qualified purchasers (as defined in Section 2(a)(51) of the U.S. Investment Company Act of 1940, as amended).

EFL I will make distributions to the holders of the P-Caps, pro rata with respect to each P-Cap, on each February 17 and August 17, commencing on February 17, 2026, to, and including, August 17, 2030 (each, a “Distribution Date”). Each distribution will consist of the funds available to EFL I for the period from, and including, the previous Distribution Date (or, if applicable, the issue date of the P-Caps) to, but excluding, the relevant Distribution Date, after deducting all expenses of EFL I with respect to such period. Distributions by EFL I on each Distribution Date will be paid in cash and will be equal to the interest on the P-Caps (at a rate of 5.500% per annum), and with respect to each distribution on the Distribution Date on August 17 of each year, commencing on August 17, 2027, an amortization payment in respect of the face amount of the P-Caps. The amortization payments will amount to 14.0%, 43.5%, 14.0% and 28.5% of the original face amount of the P-Caps on August 17, 2027, 2028, 2029 and 2030, respectively.

To maximize the financial benefits of the transaction and optimize credit conditions, Mexico, concurrently with the issuance of the P-Caps, entered into a facility agreement with EFL I (the “Facility Agreement”) pursuant to which the Eligible Assets were delivered to PEMEX in exchange for PEMEX’s payment of a fee to EFL I under an uncollateralized global master securities lending agreement (the “GMSLA”). Under the Facility Agreement, Mexico must either transfer (or cause to be transferred) all principal and interest payments on the Eligible Assets to EFL I or return (or cause to be returned) the Eligible Assets to EFL I. Mexico also will have the obligation, as agreed under the Facility Agreement, to issue and sell to EFL I an aggregate principal amount of its notes due 2030 (the “Notes”), in an amount equivalent to the aggregate face value of the outstanding P-Caps, upon the occurrence of certain events, including as a result of (i) failure by Mexico to pay the facility fee due under the Facility Agreement, (ii) failure by Mexico or PEMEX to return any Eligible Assets to EFL I, (iii) a general moratorium in respect of any public external indebtedness of Mexico or (iv) an event of default under Mexico’s Notes. Following the issuance of the Notes upon the occurrence of such events, EFL I will liquidate its assets and distribute the Notes to the holders of the P-Caps.

Unless redeemed earlier, EFL I will redeem all of the outstanding P-Caps mandatorily on August 17, 2030 for cash at a redemption price per P-Cap equal to the outstanding face amount and interest that would have been payable at maturity on a corresponding outstanding principal amount of the Notes. Additionally, prior to July 17, 2030 (the “Par Call Date”), EFL I may redeem the P-Caps, in whole or in part, at any time and from time to time, at a redemption price equal to the greater of (i) a make whole amount and (ii) 100% of the outstanding face amount of the P-Caps to be redeemed, plus, in either case, accrued and unpaid distributions in respect of interest on such P-Caps to, but excluding, the redemption date. On or after the Par Call Date, EFL I may redeem the P-Caps, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the outstanding face amount of the P-Caps being redeemed, plus accrued and unpaid distributions in respect of interest thereon to the redemption date. Further, EFL I may redeem the P-Caps in whole but not in part, if the tax laws of a relevant taxing jurisdiction other than Mexico change and EFL I becomes obligated to pay additional amounts on the P-Caps, at a redemption price equal to 100% of the outstanding face amount of the P-Caps, together with accrued and unpaid distributions in respect of interest thereon to, but excluding, the redemption date. However, the P-Caps are not redeemable at the option of the holders of the P-Caps.

Upon the closing of the P-Caps offering, Mexico directed EFL I to deliver the Eligible Assets to PEMEX under the GMSLA. PEMEX then entered into repurchase transactions with BofA Securities, Inc., Citigroup Global Markets Limited and J.P. Morgan Securities LLC (collectively, the “Banks”). Pursuant to such repurchase transactions, PEMEX transferred the Eligible Assets to the Banks in return for United States dollars. PEMEX is expected to use the proceeds received under the repurchase agreement transactions to improve its financial position. The P-Caps issued by EFL I will not be consolidated with the liabilities of PEMEX or Mexico, and are not guaranteed by Mexico. The Notes, when and if issued by Mexico pursuant to the Facility Agreement, will constitute public debt of the Mexican Government, according to the relevant regulatory provisions of the Mexican Government.